Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT to Lease Agreement (this "First Amendment") is made and entered into as of July 30, 2018, by and between FINISTAR (CA-TX) LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and FINISAR CORPORATION, a Delaware corporation ("Tenant").
W I T N E S S E T H :
WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of February 4, 2005 (the "Lease"), with respect to certain real property located in Sunnyvale, California (the "California Premises") and Allen, Texas (the "Texas Premises");
WHEREAS, on August 14, 2015, Landlord and Tenant entered into that certain Option Agreement ("Option Agreement"), which provided Landlord with an option to terminate the Lease as to the Texas Premises, pursuant to which the Lease would terminate as to the Texas Premises if Landlord sent written notice of its election of such termination on or prior to March 31, 2016;
WHEREAS, Landlord did not elect to send such notice and accordingly the Option Agreement (and related amendments) became null and void as if never executed;
WHEREAS, Landlord and Tenant now desire to modify the Lease to, inter alia, accept a termination of the Lease solely with respect to the Texas Premises as of February 29, 2020 (the "Texas Premises Expiration Date") and to extend the Lease as to the California Premises, upon the terms and conditions more particularly set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant agree and covenant as follows:
1.Recitals. The foregoing Recitals are incorporated herein by reference as if set forth in full.
2.Defined Terms. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

a.	The following definition is inserted into Section 2 of the Lease: ""First Amendment to Lease" shall mean that certain First Amendment to Lease between Landlord and Tenant dated as of July 30, 2018."

b.	As of March 1, 2020 (the "Extension Term Effective Date"), the following definitions are hereby amended as follows:

i.	"Leased Premises" shall mean solely the California Premises; it being agreed that any reference to the Texas Premises shall be void and of no further force and effect.

ii.
"Related Premises" shall mean the Leased Premises (i.e., the California Premises only), and any and all references to "Related Premises" throughout the Lease shall be referring solely to the Leased Premises (i.e., the California Premises only).

iii.
"Affected Premises" shall mean the Leased Premises and any and all reference to "Affected Premises" throughout the Lease shall be referring solely to the Leased Premises (i.e., the California Premises).

iv.	"State" shall mean the State of California.

c.
As of the Extension Term Effective Date, (i) all references in the Lease to the Texas Premises are deleted in their entirety and shall have no further force and effect; and (ii) the "Premises Percentage Allocation" shall mean 100% and Exhibit G is deleted from the Lease and is of no further force and effect.

3.Removal of Texas Premises. As of the Extension Term Effective Date, the Texas Premises shall no longer constitute part of the "Leased Premises" as defined in the Lease, with the intent and purpose that the Term of the Lease, with respect to the Texas Premises only, be wholly merged and extinguished as of the Extension Term Effective Date, except for, notwithstanding anything to the contrary set forth in this First Amendment, any obligations or indemnities expressly provided to survive the expiration or termination of the Lease, including, but not limited to, the Surviving Obligations - it being agreed that nothing herein shall relieve Tenant of its responsibilities under the terms of the Lease with respect to any of Tenant's obligations or liabilities under the Lease arising or accruing prior to the Extension Term Effective Date, or with respect to any third-party claims arising from events occurring in, on or about the Texas Premises, or in connection therewith, and arising or accruing prior to the Texas Premises Expiration Date (including any indemnification obligations and/or insurable claims) all as and to the extent specifically provided for in the Lease.
4.Term. Effective immediately upon the date of mutual execution of this First Amendment by Landlord and Tenant, the parties hereby agree as follow:

(a)
Notwithstanding anything to the contrary in Paragraph 5(a) of the Lease, the Expiration Date is hereby agreed to be February 29, 2020 for purposes of the Texas Premises and is agreed to be February 28, 2023 for purposes of the California Premises.

(b)
The words set forth in Paragraph 5(b) of the Lease are hereby deleted and inserted in lieu thereof is the following: "Intentionally Omitted". In connection therewith, Tenant hereby confirms that it irrevocably and forever waives and forfeits any rights or claims the Tenant has to any Renewal Term and all references in the Lease to any Renewal Term are of no further force and effect.

(c)	The words "If Tenant does not exercise its option to extend or further extend the Term, or" set forth in Paragraph 5(c) of the Lease are hereby deleted.

(d)	The following is hereby added to the Lease as a new Paragraph 5(d):
"Notwithstanding anything to the contrary set forth in this Lease, Landlord shall have the right to terminate this Lease upon written notice to Tenant; provided that such notice is given not less than 18 months prior to the date upon which such termination shall be effective and provided further that such termination notice shall not be delivered prior to December 1, 2018 (said date which is 18 months following the delivery of the termination notice being the "Early Termination Effective Date"). As of the Early Termination Effective Date, this Lease shall terminate with the same force and effect as if the Early Termination Effective Date were the date set forth in the Lease as the expiration date, except for any obligations or indemnities expressly provided to survive the expiration or termination of the Lease, including, but not limited to, the Surviving Obligations - it being agreed that nothing herein shall relieve Tenant of its responsibilities under the terms of the Lease with respect to any of Tenant's obligations or liabilities under the Lease arising or accruing prior to the Early Termination Effective Date, or with respect to any third-party claims arising from events occurring in, on or about the California Premises, or in connection therewith, and arising or accruing prior to the Early Termination Effective Date (including any indemnification obligations and/or insurable claims) all as and to the extent specifically provided for in the Lease. Notwithstanding anything to the contrary in the Lease or in this Amendment, in no event shall Tenant be obligated to remove at the expiration or early termination of the Lease, any improvements existing in the California Premises as of the date of this Amendment; it being agreed that all such improvements and alterations may remain in place. If Tenant has not surrendered the California Premises to Landlord in the condition required by Paragraph 26 of the Lease, as amended by this Amendment by the Early Termination Effective Date, Landlord shall nevertheless have the right (but not the obligation) to terminate the Lease as of the Early Termination Effective Date. In the event Tenant does not surrender the California Premises free of any subtenants or other occupants and in accordance with Paragraph 26 of the Lease on the Early Termination Effective Date, then Tenant shall be deemed to be holding over without Landlord's consent and Tenant shall be subject to the provisions of Paragraph 15 of the Lease and in addition, Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. Moreover, and without waiver of any right on the part of Landlord as a result of Tenant's failure to timely surrender possession of the California Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all costs, expenses and any other additional rent under this Lease), but at a Base Rent equal to a percentage of the Base Rent immediately prior to the date of such expiration or earlier termination, which percentage shall be (i) one hundred fifty percent (150%) for the first month of such holding over and (ii) two hundred percent (200%) thereafter. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. The terms of this Paragraph 5(d) shall survive the termination of the Lease and the Early Termination Effective Date."
5.Basic Rent. As of the Extension Term Effective Date, Exhibit D to the Lease is replaced with the following:
"1.    Basic Rent

(a)
Term Basic Rent payable in respect of the Term shall be calculated per annum and notwithstanding anything to the contrary in the Lease, shall be payable monthly in advance on the first (1st) day of each calendar month, in accordance with the following rent schedule:

Lease Year	Annual Basic Rent
March 1, 2020 - February 28, 2021	$1,984,348.80
March 1, 2021 - February 28, 2022	$2,043,879.26
March 1, 2022 - February 28, 2023	$2,105,195.64
6.Confirmation of Waiver of Option. Tenant hereby acknowledges and confirms that it waived the option set forth in Paragraph 35 of the Lease pursuant to a written notice from Tenant to Landlord dated July 17, 2008. Accordingly, Paragraph 35 of the Lease is hereby deleted in its entirety.
7.Legal Description and Permitted Encumbrances. As of the Extension Term Effective Date, the legal description of the Texas Premises set forth in Exhibit A, to the Lease and identified therein as the

"Texas Premises" shall be deleted in its entirety, the permitted encumbrances set forth in Exhibit C, that are identified therein as the "Texas Premises" shall be deleted in their entirety and the words "Texas Premises" set forth in the 4th line of Section 1 of the Lease shall be deleted. Without limiting the generality of the foregoing, all references to "Texas Premises" are deleted in their entirety.
8.Indemnification. For the avoidance of doubt, Tenant's obligations set forth in Paragraph 15 of the Lease to indemnify Landlord against third-party claims shall survive the Texas Premises Expiration Date with respect to any matter affecting the Texas Premises that occurred or existed prior to the date thereof and shall survive the Early Termination Effective Date with respect to any matter affecting the California Premises that occurred or existed prior to the date thereof.
9.Modification. Except as modified and amended by this First Amendment or acknowledged and confirmed herein, all of the conditions, covenants and terms of the Lease hereby are confirmed and ratified and shall continue to be and remain in full force and effect.
10.Entire Agreement. This First Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any guarantees, promises, representations or warranties not herein or therein contained and hereinafter made shall have no force and effect unless in writing and executed by the party or parties making such guarantees, promises, representations or warranties.
11.Counterparts. This First Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one (1) and the same instrument.
12.Enforceability. If any provision of this First Amendment or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this First Amendment, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.
13.Governing Law. As of the Extension Term Effective Date, Section 37(l) of the Lease is modified so that all references to the State of Texas shall be modified to refer to the State of California, and all references to the County of Allen shall be modified to be the County of Santa Clara.
14.Broker. Each of Landlord and Tenant warrant and represent that Colliers International is the only broker ("Broker") they have dealt with on this First Amendment. Each of Landlord and Tenant agrees to indemnify, defend, hold and save the other harmless from and against any and all liabilities, damages and expenses arising from or relating to any breach of the foregoing representation, warranty and agreement, which shall survive expiration, cancellation or other termination of the Lease. Landlord agrees to pay a leasing commission due to the Broker pursuant to a separate agreement.
15.Binding Agreement. This First Amendment shall not be binding upon or enforceable against Landlord unless and until Landlord shall have executed and unconditionally delivered to Tenant an executed counterpart of this First Amendment.
16.Mortgages. Landlord represents and warrants to Tenant that the Leased Premises are not subject to any mortgage, deed of trust, assignment of rents, subordination agreement, or other agreement executed by Landlord that would prohibit, or require any consent for, entry into or performance of this First Amendment.
17.Letter of Credit. Notwithstanding anything to the contrary in the Lease, upon the Extension Term Effective Date, so long as no Event of Default exists, it is agreed that Tenant shall have the right to reduce the Letter of Credit Amount to One Million Three Hundred Sixty Six Thousand Eighty Six and 13/100 Dollars($1,366,086.13).
[signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly executed under seal as of the day and year first above written.
LANDLORD:
FINISTAR (CA-TX), LIMITED PARTNERSHIP
a Delaware limited partnership

By:	FINISTAR GP (CA-TX) QRS 16-21, INC.,
its general partner
By: /s/ Nicholas Isham
Nicolas Isham
Director
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TENANT:
FINISAR CORPORATION,
a Delaware corporation
By: /s/ Kurt Adzema
Name: Kurt Adzema
Title: CFO
By: /s/ Michael Hurlston
Name: Michael Hurlston
Title: CEO